Exhibit 10(d)(ii)

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made on the      day of         , 2008, between PEOPLES BANK, Newton, North Carolina, a North Carolina banking institution (the “Bank”), and LANCE A. SELLERS (the “Employee”) and is joined in by PEOPLES BANCORP OF NORTH CAROLINA, INC., a North Carolina corporation (the “Holding Company”).

W I T N E S S E T H

WHEREAS, the Bank and Employee, joined by the Holding Company, have previously entered into that certain Employment Agreement dated December 1, 1999 (as it may have heretofore been amended, the “Agreement”) to set forth the terms of Employee’s employment with the Bank and to provide for certain benefits upon the termination of such employment;

WHEREAS, Paragraph 13 of the Agreement provides, “No amendments or additions to this Agreement shall be binding unless in writing by both parties, except as herein otherwise provided”; and

WHEREAS, the Bank and Employee joined in by the Holding Company now desire to amend the Agreement through this Amendment in order to bring the arrangement into compliance with Internal Revenue Code Section 409A, including regulations and guidance issued thereunder (“Section 409A”).

NOW THEREFORE, the Bank and Employee joined in by the Holding Company hereby agree to amend the Agreement as follows:

I.	Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced by the following provisions:

3. Discretionary Bonuses. The Employee shall be entitled to participate with all other key management personnel of the Bank in discretionary bonuses authorized and declared by the Directors of the Bank for all members of Bank management. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses when and as are declared by the Board of Directors, so long as such bonuses are provided for Bank management generally. Payment of the bonus shall be in a lump sum on or before March 15 of the Employee’s first taxable year after the taxable year in which the bonus is declared by the Board.

II.	Paragraph 8.A(1) of the Agreement is amended by adding the following sentence as the last sentence of that paragraph:

Said compensation shall be paid according to the Bank’s customary schedule for paying such benefits to employees.

III.	Paragraph 8.A.(2) of the Agreement is amended by adding the following sentence as the last subparagraph of that paragraph:

Any payments of compensation and/or benefits required under this paragraph 8.A.(2) shall be paid according to the Bank’s customary schedule for paying such benefits to employees.

IV.	A new Paragraph 8.C of the Agreement is added as follows:

C. For purposes of this Agreement and to the extent any payment is triggered by a termination of employment, the terms “terminate” and “termination” shall mean that the Employee has experienced a “separation from service” within the meaning of Section 409A.

V.	Paragraph 13 of the Agreement is hereby deleted in its entirety and is replaced by the following provisions:

13. Amendments.

A. No amendments or additions to this Agreement shall be binding unless in writing by both parties, except as herein otherwise provided. An amendment of this Agreement shall not be adopted if its adoption would be inconsistent with Internal Revenue Code Section 409A, including regulations and guidance issued thereunder (“Section 409A”). If an amendment to this Agreement is required by any future guidance or regulation issues pursuant to Section 409A, the parties agree to adopt an amendment to bring the Agreement into compliance with Section 409A.

B. The benefits provided under this Agreement shall not be subject to change, renegotiation, acceleration or deferral beyond the payment time set forth herein (the “Changes”) except to the extent that the Changes comply with Section 409A at the time the parties agree to the Changes to the extent Section 409A applies to such matters.

VI.	Paragraph 14 of the Agreement is hereby deleted in its entirety and is replaced by the following provisions:

14. Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of North Carolina, without reference to any choice- or conflict-of-laws provisions or principles, except to the extent that federal law shall be deemed to apply.

VII.	The following Paragraphs are hereby added to the Agreement:

18. Reimbursements. Any reimbursements provided under this Agreement in any year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year. The Employee’s right to reimbursement as provided in this Agreement is not subject to liquidation or exchange for any other benefit.

19. Interpretation. It is intended that this Agreement shall conform with Section 409A. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A. The Employee acknowledges that neither the Bank nor the Holding Company has made any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including Section 409A.

20. Certain Payments Delayed for a Specified Employee. If the Employee is a “specified employee” as defined in Section 409A, then any payment(s) under this Agreement on account of a “separation from service” as defined in Section 409A shall be made and/or shall begin on the first day of the seventh month following the date of the Employee’s separation from service to the extent such payments are not exempt from Section 409A, and the six month delay in payment is required by Section 409A.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PEOPLES BANK,
a North Carolina banking institution

By:	(SEAL)
Tony W. Wolfe,
President/Chief Executive Officer

LANCE A. SELLERS

(SEAL)

The Foregoing Amendment is joined in and agreed to by Peoples Bancorp, Inc.

PEOPLES BANCORP, INC.,
a North Carolina corporation

By:	(SEAL)
Tony W. Wolfe
President/Chief Executive Officer